Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 goodwinlaw.com +1 617 570 1000

August 9, 2023

Adicet Bio, Inc.

200 Berkeley Street, 19th Floor

Boston, MA 02116

Re: Securities Being Registered under Registration Statement on Form S-8

We have acted as counsel to you in connection with your filing of Post-Effective Amendment No. 2 to Registration Statement on Form S-8 (File No. 333-249275) (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof relating to an aggregate of (i) up to 49,995 shares of Common Stock, $0.0001 par value per share (“Common Stock”), of Adicet Bio, Inc., a Delaware corporation (the “Company”), which remained available for issuance under the Company’s 2015 Stock Incentive Plan (the “2015 Plan”) as of June 1, 2023 (the “Effective Date”) and (ii) up to 46,710 shares of Common Stock subject to outstanding stock awards granted under the 2015 Plan as of the Effective Date through the period ended June 30, 2023 that again may become available for future awards under the Company’s Second Amended and Restated 2018 Stock Option and Incentive Plan (the “2018 Plan”) if such outstanding stock awards are forfeited, cancelled or otherwise terminated (other than by exercise) as provided for in the 2018 Plan (the shares described in clauses (i) and (ii) collectively, the “Rollover Shares”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law.

For purposes of the opinion set forth below, we have assumed that no event occurs that causes the number of authorized shares of Common Stock available for issuance by the Company to be less than the number of then unissued Rollover Shares.

Based on the foregoing, we are of the opinion that the Rollover Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the 2018 Plan, will be validly issued, fully paid and nonassessable.

This opinion letter and the opinion it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP